[POPULAR, INC. LOGO]

News Release

For additional information contact:
INVESTORS:                                           MEDIA:
----------                                           ------
Jorge A. Junquera                                    Olga Mayoral Wilson, APR
Chief Financial Officer                              Senior Vice President and
                                                      Manager
Senior Executive Vice President                      Public Relations and
                                                      Communications
Telephone (787) 754-1685                             Telephone: (787) 764-2004
Or visit our web site at www.popularinc.com

     POPULAR, INC. REPORTS EARNINGS FOR THE QUARTER ENDED SEPTEMBER 30, 2003

         San Juan, PR - October 8, 2003 - Popular, Inc.'s (the Corporation) (NASDAQ: BPOP, BPOPO) net income for the third quarter of 2003 was $130.9 million, compared with $85.8 million for the same quarter of 2002, an increase of $45.1 million or 53%. Earnings per common share (EPS), basic and diluted, for the quarter ended September 30, 2003, were $0.96, compared with $0.65 for the same period in 2002, an increase of 48%. Net income for the first and second quarter of 2003 was $99.1 million and $134.6 million, respectively, or $0.74 and $0.99 per common share, respectively. The Corporation's return on assets (ROA) and return on common equity (ROE) for the third quarter of 2003 were 1.47% and 20.85%, respectively, compared with 1.07% and 16.03%, respectively, for the same period in 2002.

         For the first nine months of 2003, the Corporation's net income reached $364.6 million, compared with $271.1 million for the same period in 2002. EPS, basic and diluted, for the nine months ended September 30, 2003 and 2002 were $2.69 and $2.00, respectively. ROA and ROE for the first nine months of 2003 were 1.42% and 20.35%, respectively. For the same period of 2002, these ratios were 1.16% and 16.92%, respectively.

         The results for the third quarter of 2003 included $39.1 million in gains on sale of securities, mainly marketable equity securities. Also, during the quarter ended September 30, 2003, the Corporation recorded, as part of operating expenses, a $12.1 million charge on the early cancellation of certain long-term borrowings as part of the Corporation's asset / liability management strategies. These borrowings were restructured at substantially lower costs.

         The Corporation's net income for the third quarter of 2003, when compared with the same period a year ago, reflected higher net interest income by $32.0 million and non-interest income by

2-POPULAR, INC. 2003 THIRD QUARTER RESULTS


$54.3 million. The provision for loan losses decreased by $2.3 million. These items were partially offset by a rise in operating expenses of $33.4 million and an increase in income tax of $10.1 million.

         "We are continuing to execute our strategy which is reflected in our solid operational performance for the quarter," said Richard L. Carrion, President and Chief Executive Officer of Popular, Inc. "Our focus remains to deliver consistent, stable growth in our investments in a business environment of moderate, economic expansion and intense competition. I am confident that Popular, Inc.'s service, product line and prudent financial management will continue to differentiate the Corporation and build the value of our franchise."

         The Corporation's net interest income rose 11%, from $297.0 million in the third quarter of 2002 to $329.0 million in the same quarter of 2003, reflecting an 11% increase in average earning assets. The increase of $3.2 billion in average earning assets during the third quarter of 2003 was driven by a $2.1 billion increase in the average loan portfolio, mainly mortgage and commercial loans, and a $1.1 billion increase in average money market, trading and investment securities, mostly U.S. agency securities. The average yield on earning assets declined 63 basis points, driven by a number of factors including prepayments of higher rate mortgages and collateralized mortgage obligations, repricing of adjustable and floating rate commercial loans, and the origination and purchase of earning assets in a lower rate environment. The increase in the volume of earning assets was funded mainly through a higher average volume of borrowings and interest-bearing deposits, which rose $2.1 billion and $0.5 billion, respectively. The average cost of interest bearing liabilities decreased 73 basis points, associated with the low interest rate environment and the implementation of initiatives to reduce the cost of certain interest bearing liabilities. Also, non-interest bearing sources of funds, including demand deposits and other funds, rose $0.6 billion. The net interest yield for the quarters ended September 30, 2003 and September 30, 2002, was 3.93%. For the second quarter of 2003 the net interest yield was 4.04%. The decline in the net interest margin as compared with the second quarter of 2003 was predominantly a consequence of lower yields on earning assets.

         The provision for loan losses totaled $48.7 million, or 98% of net charge-offs, for the third quarter of 2003, compared with $51.0 million or 115%, respectively, for the same period in 2002.

3-POPULAR, INC. 2003 THIRD QUARTER RESULTS


Net charge-offs for the quarter ended September 30, 2003, were $49.5 million or 0.94% of average loans, compared with $44.4 million or 0.93% for the third quarter of 2002. The increase in net charge-offs when compared with the third quarter of 2002 is mainly due to higher mortgage loans net charge-offs by $7 million, partly associated to charge-offs recorded on the disposition of approximately $24 million in non-performing mortgage loans during the third quarter of 2003. On the other hand, consumer loans net charge-offs declined $2 million compared with the third quarter of 2002, while commercial and lease financing net charge-offs remained stable.

         Non-interest income amounted to $171.8 million for the third quarter of 2003, compared with $117.5 million in the same period of 2002, an increase of $54.3 million, or 46%. This increase was mostly associated with higher gains on sale of securities, mainly marketable equity securities, which totaled $39.1 million for the quarter ended September 30, 2003, compared with $1.3 million in the same quarter of 2002. Moreover, the results of operations for the quarter ended September 30, 2002, included pre-tax derivative losses of $21.7 million related to the interest rate swaps that had been canceled in the second quarter of 2003. On a combined basis, service charges on deposit accounts and other service fees rose $6.9 million, or 7%, compared with the third quarter of 2002. This increase was mostly attributed to higher commercial account charges, insurance commissions, check cashing and debit card fees and investment services, among others. These favorable variances were partially offset by lower gains on the sale of loans by $1.5 million and lower other operating income by $5.1 million. The latter was partly associated with lower management fees and dividends derived from the Corporation's ownership participation in Telecomunicaciones de Puerto Rico, Inc. Furthermore, the Corporation recorded $4.6 million in trading losses during the quarter ended September 30, 2003, mostly related with mortgage-backed securities, whose market value was negatively impacted by the increase in the long-term interest rate scenario experienced in this quarter, compared with trading gains of $1.2 million in the same quarter in the previous year.

         Operating expenses totaled $287.3 million in the third quarter of 2003, compared with $253.9 million for the same period in the previous year, an increase of $33.4 million, or 13%. Personnel costs increased by $8.7 million, driven mostly by higher pension, incentive compensation and other bonuses, post-retirement benefits and health insurance costs. As a result of lowering the assumed

4-POPULAR, INC. 2003 THIRD QUARTER RESULTS


discount rate and the expected rate of return on its pension plan assets, and increasing the rate of salary compensation assumption, as discussed in prior releases and corporate filings, the Corporation's pension plan expense for the third quarter of 2003 increased by $2.3 million, compared with the same quarter of 2002. All other operating expenses, excluding personnel costs, increased $24.7 million, or 19%, compared with the third quarter of 2002. Categories with the largest increases included net occupancy, equipment, business promotion, and other operating expenses. Included in this latter category was the $12.1 million charge on the early cancellation of certain long-term borrowings.

         The Corporation's total assets at September 30, 2003 amounted to $35.8 billion, compared with $32.8 billion at September 30, 2002 and $36.1 billion at June 30, 2003. At September 30, 2003, total loans amounted to $21.7 billion, compared with $19.3 billion on the same date in the previous year and $20.9 billion at June 30, 2003. Mortgage loans accounted for the largest growth in the portfolio, rising $1.7 billion, or 24%, since September 30, 2002 and $809 million, or 10%, from June 30, 2003. Commercial and construction loans also rose $459 million, or 6%, from September 30, 2002, and $15 million, or less than 1%, since June 30, 2003. Investment and trading securities totaled $11.2 billion at September 30, 2003, compared with $10.8 billion at September 30, 2002, and $12.3 billion at June 30, 2003.

         The allowance for loan losses amounted to $399 million at September 30, 2003, or 1.84% of loans, compared with $354 million or 1.84% at the same date in 2002. At June 30, 2003, the allowance for loan losses was $398 million or 1.90% of loans. Non-performing assets were $624 million or 2.88% of ending loans at September 30, 2003, compared with $527 million or 2.74% at the end of the third quarter of 2002 and $617 million or 2.96% at June 30, 2003. The allowance as a percentage of non-performing loans was 69.92% at September 30, 2003, compared with 71.84% at the end of the third quarter of 2002 and 69.83% at June 30, 2003.

         The increase in non-performing assets since September 30, 2002 continues to be primarily associated with mortgage loans, which rose by $63 million, or 25%. Non-performing mortgage loans totaled $314 million or 50% of the total non-performing assets and 3.44% of total mortgage loans at September 30, 2003, compared with $251 million or 48% of total non-performing assets and 3.39%

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5-POPULAR, INC. 2003 THIRD QUARTER RESULTS


of total mortgage loans at September 30, 2002. The increase in non-performing mortgage loans was driven by portfolio growth, coupled with increased delinquencies. Mortgage loans net charge-offs as a percentage of the average mortgage loan portfolio were 0.47% in the third quarter of 2003, compared with 0.19% in the third quarter of 2002 and 0.38% in the second quarter of 2003. Commercial and construction non-performing loans rose by $22.0 million from September 30, 2002, while other real estate also rose by $20 million. Since June 30, 2003, non-performing assets increased by $7 million, or 1%. Commercial and construction non-performing loans increased by $12 million, while other real estate rose by $6 million. The increase in commercial non-performing loans was mostly associated with one large commercial relationship. On the other hand, non-performing mortgage loans decreased by $9 million and non-performing leases decreased by $3 million since June 30, 2003. The decrease in non-performing mortgage loans resulted in part from the sale of non-performing mortgage loans described earlier in this press release, which approximated $24 million in loans. At June 30, 2003, non-performing mortgage loans were $323 million or 52% of total non-performing assets and 3.87% of total mortgage loans.

         Deposits totaled $17.7 billion at September 30, 2003, compared with $17.1 billion at September 30, 2002, an increase of $0.6 billion or 4%. Total deposits at June 30, 2003 were $18.3 billion. Demand and savings deposits rose $282 million and $338 million, respectively, compared with September 30, 2002, while time deposits declined by $22 million. The decrease in deposits since June 30, 2003 was related mostly to deposits in trust from governmental sources used to repay government obligations due on July 1st, 2003. Borrowed funds increased $2.0 billion, reaching $14.8 billion at September 30, 2003, from $12.8 billion on the same date of the previous year. At June 30, 2003, borrowed funds totaled $14.4 billion. The increase in borrowings since September 30, 2002, partly in the form of medium-term notes and secured borrowings, was mostly used to fund loan growth.

         At September 30, 2003, stockholders' equity was $2.8 billion, compared with $2.3 billion at the same date last year. Stockholders' equity was $2.8 billion at June 30, 2003. The increase in stockholders' equity since September 30, 2002 reflects the issuance of the preferred stock during 2003 and earnings retention, partially offset by a decrease in accumulated other comprehensive

6-POPULAR, INC. 2003 THIRD QUARTER RESULTS


income of $81.2 million, mostly associated with lower unrealized gains on the securities available-for-sale portfolio.

         The market value of the Corporation's common stock at September 30, 2003, was $39.80 per common share, compared with $31.60 at September 30, 2002, and $38.53 at June 30, 2003. The Corporation's market capitalization at September 30, 2003 was $5.3 billion, compared with $4.2 billion at September 30, 2002 and $5.1 billion at June 30, 2003. At September 30, 2003, the Corporation's common stock had a book value per share of $19.31.

         The Corporation's common and preferred stocks are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbols BPOP and BPOPO, respectively.

         The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation's Annual Report on Form 10-K for the most recently ended fiscal year as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


                                      * * *

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                                   Quarter ended
                                                                    September 30,                  Third
                                                            ------------------------------         Quarter          ------------
                                                                                                 2003 - 2002           Second
                                                                                                   Percent             Quarter
                                                                2003              2002             Variance             2003
                                                            ------------      ------------       ------------       ------------
SUMMARY OF OPERATIONS
Interest income                                             $    509,399      $    508,110            0.25%         $    511,659
Interest expense                                                 180,382           211,155          (14.57)              184,512
                                                            ------------      ------------         -------          ------------

Net interest income                                              329,017           296,955           10.80               327,147
Provision for loan losses                                         48,668            50,992           (4.56)               49,325
                                                            ------------      ------------         -------          ------------

Net interest income after provision
  for loan losses                                                280,349           245,963           13.98               277,822

Other income                                                     137,043           136,755            0.21               143,992
Gain (loss) on derivatives                                           282           (21,759)                                2,548
Gain on sale of securities                                        39,109             1,251                                29,875
Trading account (loss) profit                                     (4,599)            1,247                                (4,243)
                                                            ------------      ------------         -------          ------------

Total other income                                               171,835           117,494           46.25               172,172

Salaries and benefits                                            128,379           117,867            8.92               124,850
Profit sharing                                                     3,834             5,646          (32.09)                4,918
Amortization of intangibles                                        1,978             1,938            2.06                 2,028
Other operating expenses                                         153,065           128,406           19.20               147,482
                                                            ------------      ------------         -------          ------------

Total operating expenses                                         287,256           253,857           13.16               279,278
                                                            ------------      ------------         -------          ------------

Income before income tax and minority interest                   164,928           109,600           50.48               170,716
Income tax                                                        33,818            23,730           42.51                35,946
Net gain of minority interest                                       (184)             (116)          58.62                  (163)
                                                            ------------      ------------         -------          ------------

Net income                                                  $    130,926      $     85,754           52.68          $    134,607
                                                            ============      ============         =======          ============

Net income applicable to common stock                       $    127,947      $     85,754           49.20          $    131,594
                                                            ============      ============         =======          ============

Earnings per common share (basic and diluted)               $       0.96      $       0.65                          $       0.99
                                                            ============      ============                          ============
Dividends declared per common share                         $       0.27      $       0.20                          $       0.27
                                                            ============      ============                          ============

Average common shares outstanding                            132,799,735       132,350,192                           132,675,459
Common shares outstanding at end of period                   132,776,235       132,334,258                           132,653,378

SELECTED AVERAGE BALANCES
Total assets ............................................   $ 35,425,560      $ 31,863,126           11.18          $ 34,278,629
Loans ...................................................     21,113,732        19,043,736           10.87            20,141,310
Earning assets ..........................................     33,484,969        30,249,337           10.70            32,381,754
Deposits ................................................     17,824,112        16,962,342            5.08            17,811,144
Interest-bearing liabilities ............................     28,694,178        26,054,195           10.13            27,699,110
Stockholders' equity ....................................      2,630,816         2,122,005           23.98             2,528,726

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets ............................................   $ 35,777,187      $ 32,843,126            8.93          $ 36,073,554
Loans ...................................................     21,707,755        19,263,508           12.69            20,872,076
Earning assets ..........................................     33,687,695        31,188,022            8.01            33,914,037
Deposits ................................................     17,655,992        17,057,856            3.51            18,275,423
Interest-bearing liabilities ............................     28,871,925        26,616,406            8.47            28,430,445
Stockholders' equity ....................................      2,751,006         2,319,012           18.63             2,812,871

PERFORMANCE RATIOS
Net interest yield * ....................................           3.93%             3.93%                                 4.04%
Return on assets ........................................           1.47              1.07                                  1.58
Return on common equity .................................          20.85             16.03                                 22.63

CREDIT QUALITY DATA
Non-performing assets ...................................   $    624,278      $    526,892           18.48          $    617,146
Net loans charged-off ...................................         49,490            44,369           11.54                38,078
Allowance for loan losses ...............................        398,578           354,282           12.50               397,503
Non-performing assets to total assets ...................           1.74%             1.60%                                 1.71%
Allowance for losses to loans ...........................           1.84              1.84                                  1.90

* Not on a taxable equivalent basis Note: Certain reclassifications have been made to prior periods to conform with this quarter.

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)


                                                                   For the period ended
                                                                       September 30,
                                                    --------------------------------------------------
                                                                                             Percent
                                                         2003                2002           Variance
                                                    -------------       -------------       ---------
SUMMARY OF OPERATIONS

Interest income                                     $   1,524,340       $   1,509,928            0.95%
Interest expense                                          558,415             632,880          (11.77)
                                                    -------------       -------------       ---------

Net interest income                                       965,925             877,048           10.13
Provision for loan losses                                 146,202             155,521           (5.99)
                                                    -------------       -------------       ---------

Net interest income after provision
  for loan losses                                         819,723             721,527           13.61

Other income                                              423,373             407,809            3.82
Loss on derivatives                                        (7,825)            (22,103)         (64.60)
Gain (loss) on sale of securities                          70,398              (2,674)
Trading account loss                                       (9,779)               (142)
                                                    -------------       -------------       ---------

Total other income                                        476,167             382,890           24.36

Salaries and benefits                                     379,333             350,444            8.24
Profit sharing                                             14,997              15,954           (6.00)
Amortization of intangibles                                 6,033               7,037          (14.27)
Other operating expenses                                  429,813             373,241           15.16
                                                    -------------       -------------       ---------

Total operating expenses                                  830,176             746,676           11.18
                                                    -------------       -------------       ---------

Income before income tax and minority interest            465,714             357,741           30.18
Income tax                                                100,667              86,472           16.42
Net gain of minority interest                                (425)               (166)
                                                    -------------       -------------       ---------

Net income                                          $     364,622       $     271,103           34.50
                                                    =============       =============       =========

Net income applicable to common stock               $     357,681       $     268,593           33.17
                                                    =============       =============       =========

Earnings per common share (basic and diluted)       $        2.69       $        2.00
                                                    =============       =============
Dividends declared per common share                 $        0.74       $        0.60
                                                    =============       =============

Average common shares outstanding                     132,684,745         134,407,089
Common shares outstanding at end of period            132,776,235         132,334,258

SELECTED AVERAGE BALANCES
Total assets ...................................    $  34,290,003       $31,234,800           9.78
Loans ..........................................       20,264,238        18,517,164           9.43
Earning assets .................................       32,430,515        29,637,022           9.43
Deposits .......................................       17,724,580        16,859,835           5.13
Interest-bearing liabilities ...................       27,817,659        25,418,867           9.44
Stockholders' equity ...........................        2,492,582         2,135,096          16.74

PERFORMANCE RATIOS
Net interest yield * ...........................             3.97%          3.95%
Return on assets ...............................             1.42           1.16
Return on common equity ........................            20.35          16.92

CREDIT QUALITY DATA
Non-performing assets ..........................    $     624,278       $   526,892          18.48
Net loans charged-off ..........................          126,008           139,827          (9.88)
Allowance for loan losses ......................          398,578           354,282          12.50
Non-performing assets to total assets ..........             1.74%             1.60%
Allowance for losses to loans ..................             1.84              1.84

* Not on a taxable equivalent basis
Note: Certain reclassifications have been made to prior periods to conform with this period.